Exhibit 10.4

DRESSER-RAND GROUP INC.

STANDARD TERMS AND CONDITIONS FOR

PERFORMANCE RESTRICTED STOCK UNITS

These Standard Terms and Conditions apply to any Award of performance restricted stock units granted to an employee of the Company under the Dresser-Rand Group Inc. 2008 Stock Incentive Plan (the “Plan”), on or after January 1, 2014, which are evidenced by a Grant Notice or an action of the Committee that specifically refers to these Standard Terms and Conditions. Grantee must formally accept the Award in the manner specified in the applicable Grant Notice within 90 days following the Grant Date specified in the Grant Notice; if Grantee fails to do so, the Award will be forfeited and Grantee will have no further rights with respect to the Award.

1.	TERMS OF PERFORMANCE RESTRICTED STOCK UNITS

A.	Dresser-Rand Group Inc., a Delaware corporation (the “Company”), has granted to the Grantee named in the Grant Notice provided to said Grantee herewith (the “Grant Notice”) an award of a number of performance restricted stock units (the “Award” or the “Performance RSUs”) specified in the Grant Notice. Each Performance RSU represents the right to receive one share of the Company’s Common Shares, $0.01 par value per share (the “Common Shares”) upon the terms and subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan, each as amended from time to time. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall, unless the context requires otherwise, include a reference to any Affiliate, as such term is defined in the Plan.

B.	In the event there is a conflict between these Standard Terms and Conditions or the applicable Grant Notice and applicable local law, local law shall govern.

2.	VESTING OF PERFORMANCE RESTRICTED STOCK UNITS

The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until otherwise vested pursuant to the terms of these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in this Section 2 with respect to that number of Performance RSUs as described in this Section 2. The Award shall vest as follows on each of the following “Vesting Dates”:

Portion of Award Vesting February 15, 2015

Company’s Relative TSR for period from January 1, 2014 through December 31, 2014	Portion of Target Award Vesting (subject to adjustment by interpolation for performance within Threshold, Target and Maximum)*

Below 25th Percentile Relative to Peer Group	0% (provided that, if the Annualized Absolute TSR of the Company’s Common Shares for the 2014 Period is greater than 20%, 33.33% shall vest)

At least 25th Percentile But Below 50th Percentile of Peer Group (“Threshold”)*	16.67% (provided that, if the Annualized Absolute TSR of the Company’s Common Shares for the 2014 Period is greater than 20%, 33.33% shall vest)

At least 50th Percentile But Below 75th Percentile of Peer Group (“Target”)*	33.33%

At or above 75th Percentile of Peer Group (“Maximum”)*	66.67% (provided that, if the Annualized Absolute TSR of the Company’s Common Shares for the 2014 Period is negative, 33.33% shall vest)

Portion of Award Vesting February 15, 2016

Company’s Relative TSR for period from January 1, 2014 through December 31, 2015	Portion of Target Award Vesting (subject to adjustment by interpolation for performance within Threshold, Target and Maximum)*

Below 25th Percentile Relative to Peer Group	0% (provided that, if the Annualized Absolute TSR of the Company’s Common Shares for the 2014-15 Period is greater than 20%, 33.33% shall vest)

At least 25th Percentile But Below 50th Percentile of Peer Group (“Threshold”)*	16.67% (provided that, if the Annualized Absolute TSR of the Company’s Common Shares for the 2014-15 Period is greater than 20%, 33.33% shall vest)

At least 50th Percentile But Below 75th Percentile of Peer Group (“Target”)*	33.33%

At or above 75th Percentile of Peer Group (“Maximum”)*	66.67% (provided that, if the Annualized Absolute TSR of the Company’s Common Shares for the 2014-15 Period is negative, 33.33% shall vest)

Portion of Award Vesting February 15, 2017

Company’s Relative TSR for period from January 1, 2014 through December 31, 2016	Portion of Target Award Vesting (subject to adjustment by interpolation for performance within Threshold, Target and Maximum)*

Below 25th Percentile Relative to Peer Group	0% (provided that, if the Annualized Absolute TSR of the Company’s Common Shares for the 2014-16 Period is greater than 20%, 33.33% shall vest)

At least 25th Percentile But Below 50th Percentile of Peer Group (“Threshold”)*	16.67% (provided that, if the Annualized Absolute TSR of the Company’s Common Shares for the 2014-16 Period is greater than 20%, 33.33% shall vest)

At least 50th Percentile But Below 75th Percentile of Peer Group (“Target”)*	33.33%

At or above 75th Percentile of Peer Group (“Maximum”)*	66.67% (provided that, if the Annualized Absolute TSR of the Company’s Common Shares for the 2014-16 Period is negative, 33.33% shall vest)

*	The portion of the Target Award that vests on a Vesting Date shall be calculated by straight-line interpolation for results achieved between Threshold and Target, or for results achieved between Target and Maximum (provided that, (A) if the Annualized Absolute TSR of the Company’s Common Shares is greater than 20% for the Applicable Period, no less than 33.33% shall vest in any circumstance and (B) if the Annualized Absolute TSR of the Company’s Common Shares for the Applicable Period is negative, no more than 33.33% shall vest in any circumstance). For example, if the Company’s Relative TSR for an Applicable Period is at 37.5% (halfway between the 25th Percentile and the 50th Percentile) and the Annualized Absolute TSR for the Applicable Period is 20% or less, the portion of the Target Award that would vest for that period would be 25% (halfway between 16.67% and 33.33%).

For purposes hereof:

•	“Company’s Relative TSR” means the ranking of the TSR of the Company’s Common Shares for the Applicable Period, on a percentile basis, compared to the TSRs of the common shares of the Peer Group for such Applicable Period.

•	“TSR” for each Applicable Period means the percentage change in the Average Stock Price of a Common Share (or, for each member of the Peer Group, a share of the class of common stock most widely traded) from January 1, 2014 through the last day of the Applicable Period (or, in the event of death or Disability, the date of such death or Disability). For this purpose, any dividends paid between January 1, 2014, and the last day of the Applicable Period (or, in the event of death or Disability, the date of such death or Disability) with respect to a Common Share (or for each member of the Peer Group, a share of the class of common stock most widely traded) shall be included so as to reflect the cumulative rate of return utilizing price appreciation plus reinvestment of dividends so that they are reflected as an increase in such Average Stock Price. In addition, TSR shall be appropriately adjusted by the Compensation Committee to reflect stock splits, stock dividends, and similar events with respect to the Common Shares (or, as applicable, the class of common stock taken into account in determining the TSR of a member of the Peer Group).

•	“Absolute TSR” means the percentage change in the Average Stock Price of a Common Share for the Applicable Period, determined in each case using the same principles as specified in the definition of TSR.

•	“Applicable Period” means each of the following performance periods: (i) January 1, 2014 through December 31, 2014 (the “2014 Period”); (ii) January 1, 2014 through December 31, 2015 (the “2014-15 Period”); and (iii) January 1, 2014 through December 31, 2016 (the “2014-16 Period”); provided that, in the event the Grantee’s separation from service is due to death or Disability, the Applicable Period shall run from January 1, 2014 through the date of such death or Disability.

•	“Annualized Absolute TSR” means (i) (A) 1 plus the Absolute TSR for the Applicable Period raised to the power (B) 1 divided by the number of years in the Applicable Period, minus (ii) 1. For purposes of determining the number of years in the Applicable Period, partial years shall be rounded to the nearest one-one hundredth. For example, if a grantee’s death or Disability occurred on July 1, 2015, the number of years in the Applicable Period would be 1.5.

•	“Peer Group” means the companies listed on Exhibit A. If a member of the Peer Group is acquired or is otherwise a party to a corporate transaction and no longer exists as a separate entity, or if its common stock is delisted, the TSR of the Peer Group will be determined for remaining performance periods retroactively to January 1, 2014, without such former Peer Group member.

•	“Average Stock Price” means the average closing price of the Common Shares (or for each member of the Peer Group, the class of common stock most widely traded) for the 30 calendar days immediately preceding January 1, 2014 or, as applicable, the last day of the Applicable Period (or, in the event of death or Disability, the date of such death or Disability).

Notwithstanding anything contained in these Standard Terms and Conditions to the contrary:

(i)	if the Grantee’s separation from service is due to death or Disability before December 31, 2016, the Award shall vest with respect to any uncompleted calendar years in the same manner as specified above, but using the Company’s Relative TSR and Annualized Absolute TSR through the date of death or Disability, rather than through the end of the Applicable Period(s);

(ii)	subject to Section 9, if the Grantee’s separation from service is due to the Grantee’s Retirement (as defined in Section 18.H below):

(x)	on a date that is less than twelve (12) months after the Grant Date, only a pro-rata portion of the Award shall continue to vest under the schedule described in the Grant Notice and this Section 2, and the remaining portion of the Award shall be forfeited and canceled as of the date of such Retirement; or

(y)	on a date that is twelve (12) or more months after the Grant Date, the Award shall continue to vest under the schedule described in the Grant Notice and this Section 2; and

(iii)	if the Grantee’s separation from service is for any reason other than Retirement, death or Disability, any then-unvested portion of the Award held by the Grantee shall be forfeited and canceled as of the date of such separation from service.

For purposes of this Section 2, a “pro-rata portion” means a number of Performance RSUs, rounded down to the nearest whole number, calculated by multiplying the Award by a fraction, where the numerator is the number of calendar days between the Grant Date and the date of the Grantee’s Retirement, and the denominator is 365.

3.	SETTLEMENT OF PERFORMANCE RESTRICTED STOCK UNITS

Vested Performance RSUs shall be settled by the delivery to the Grantee or a designated brokerage firm of one Common Share per vested Performance RSU following each performance period or as soon as reasonably practicable thereafter (but in no event later than the March 15th following the performance period); provided that in the event the Grantee’s separation from service is due to death or Disability, such settlement shall occur as soon as reasonably practicable following the date of death or Disability (and in no event later than two and one-half months following the date of death or Disability).

4.	RIGHTS AS STOCKHOLDER

The Grantee shall have no voting rights or the right to receive any dividends with respect to Common Shares underlying Performance RSUs unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

5.	CHANGE IN CONTROL

If there is a Change in Control, unless otherwise provided in an employment, severance or other agreement between the Company and the Grantee that specifically addresses the treatment of performance-based equity awards (and not just the treatment of restricted stock units or other equity awards generally), a number of such Performance RSUs shall be calculated based on actual performance goal attainment through the date of the Change in Control, as determined by the Committee in its discretion (the “Earned PSUs”), and any such Performance RSUs that are not determined as having been achieved based on actual performance pursuant to this Section 5 shall be forfeited. The Earned PSUs shall be treated as follows:

A.	If the Earned PSUs are not continued, assumed or substituted by the Grantee’s employer (or an Affiliate of such employer) that engages the Grantee immediately following the Change in Control, the Earned PSUs shall fully vest upon the occurrence of the Change in Control. For each Earned PSU, the Grantee shall receive (i) the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the Change in Control, (ii) common stock of the successor to the Company with a value equal to the Change in Control Price, or (iii) cash equal to the Change in Control Price, as determined by the Committee in its discretion.

B.	If the Earned PSUs are continued, assumed or substituted by the Grantee’s employer (or an Affiliate of such employer) that engages the Grantee immediately following the Change in Control, the Earned PSUs shall continue to vest as provided in the Grant Notice; provided, however, that if the Grantee’s employment is terminated other than for Serious Misconduct, or the Grantee resigns for Good Reason, in either case within twelve months following the Change in Control, the Earned PSUs shall fully vest upon such termination or resignation.

For purposes hereof, the Earned PSUs shall be considered “assumed” if, following the Change in Control, the Earned PSUs confer the right to receive, for each share of Common Stock subject to the Earned PSU immediately prior to the Change in Control, (i) the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the Change in Control, or (ii) common stock of the successor to the Company of substantially equivalent economic value to the consideration received in the Change in Control by holders of Common Stock for each share held on the effective date of the Change in Control (as determined by the Committee in its discretion). The Earned PSUs will be considered “substituted for” if the successor or acquiror replaces the Earned PSUs with equity awards of substantially equivalent economic value measured as of the date the Change in Control occurs (as determined by the Committee in its discretion).

In all events, any action under this Section 5 shall comply with the applicable requirements of Section 409A of the Code (such that, for the avoidance of doubt, no action shall be taken by the Committee pursuant to this Section 5 that would violate the requirements of Section 409A of the Code).

6.	RESTRICTIONS ON RESALES OF SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Grantee or other subsequent transfers by the Grantee of any Common Shares issued in respect of vested Performance RSUs, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Grantee and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

7.	INCOME TAXES

The Company shall not deliver shares in respect of any Performance RSUs unless and until the Grantee has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations. Unless otherwise permitted by the Committee, withholding shall be effected by withholding Common Shares issuable in connection with the delivery of the Performance RSUs. The Grantee acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of the Performance RSUs from any amounts payable by it to the Grantee (including, without limitation, future cash wages).

8.	NON-TRANSFERABILITY OF AWARD

The Grantee represents and warrants that the Performance RSUs are being acquired by the Grantee solely for the Grantee’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Grantee further understands, acknowledges and agrees that, except as otherwise provided in the Plan, the Performance RSUs may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of except to the extent expressly permitted hereby and at all times in compliance with the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Securities Exchange Commission thereunder, and in compliance with applicable state securities or “blue sky” laws and non-U.S. securities laws. Unless permitted by the Committee, the Performance RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Grantee other than by will or the laws of descent and distribution.

9.	RESTRICTED ACTIVITIES

This Section 9 applies if the Grantee’s separation from service is due to the Grantee’s Retirement and, as a result, all or a portion of the Performance RSUs vest pursuant to Section 2(ii).

A.	By accepting the Performance RSU, the Grantee acknowledges and agrees that (i) the Company is engaged in a highly competitive business; (ii) the Company has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit its Confidential Information (as defined in Section 18.B below); (iii) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) the Grantee’s participation in or direction of the Company’s day-to-day operations and strategic planning are an integral part of the Company’s continued success and goodwill; (v) in the period between the Grantee’s notice to the Committee of the Grantee’s Retirement and the date of the Grantee’s Retirement (the “Transition Period”), the Grantee will participate in identifying a successor, transitioning his or her responsibilities to and training a successor, and engaging in other transition activities (the “Transition Process”); (vi) given the Grantee’s position and responsibilities, including during the Transition Period, he or she necessarily will be relying on and/or creating Confidential Information that belongs to the Company and enhances the Company’s goodwill; during the Transition Process will be transmitting Confidential Information to his or her successor; and in carrying out his or her responsibilities, including during the Transition Process, the Grantee in turn will be relying on the Company’s goodwill and the disclosure by the Company to him or her of Confidential Information; (vii) the Grantee will have access to Confidential Information, including concerning the Transition Process, that could be used by any competitor of the Company in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill; (viii) the Grantee’s engaging in any of the Restricted Activities during the Restriction Period would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of the Company; (ix) the Grantee will return to the Company upon Retirement all the Confidential Information, in whatever form or media and all copies thereof, in his or her possession, custody, or control; (x) by giving advance notice of his or her Retirement, the Grantee represents that he or she will not engage in the Restricted Activities; (xi) the Company is relying on such representation in providing the Grantee continuing access to Confidential Information and authorizing him or her to engage in the Transition Process and other activities that will create new and additional Confidential Information during the Transition Period; and (xi) absent the Grantee’s agreement to this Section 9, the Company would not authorize the Grantee to participate in the Transition Process and engage in other activities that provide access to or create new and additional Confidential Information in an unfettered fashion; and would not provide for the continued vesting of the Performance RSU upon Retirement as provided for in Section 2.

B.	The Company, by granting the Performance RSU, and the Grantee, by accepting the Performance RSU, thus acknowledge and agree that during the remaining term of the Grantee’s employment with the Company, including the Transition Period, the Grantee (i) will receive Confidential Information that is unique, proprietary, and valuable to the Company; (ii) will rely on and/or create Confidential Information that is unique, proprietary, and valuable to the Company; and (iii) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company has generated and from the Confidential Information.

C.	Accordingly, in consideration of the promises of the Company set out in Section 9.B, the Performance RSU, and the continued vesting of all or a portion of the Performance RSU upon Retirement as provided for in Section 2, the Grantee agrees that:

1.	He or she will not engage in any of the Restricted Activities (as defined in Section 18.F below) during the Restriction Period (as defined in Section 18.G below);

2.	If he or she engages in, or threatens to engage in, any of the Restricted Activities during the Restriction Period or otherwise violates his or her obligations under this Section 9, then (x) the Performance RSUs held by the Grantee that have not been settled shall immediately be forfeited and canceled (regardless of whether then vested or unvested) and (y) with respect to any Performance RSUs that have been settled, the Grantee shall immediately pay to the Company the fair market value of the Shares associated with the settlement of the Performance RSUs at the time of vesting;

3.	If he or she engages in, or threatens to engage in, any of the Restricted Activities during the Restriction Period or otherwise violates his or her obligations under this Section 9, the Company would not have an adequate remedy at law and would be irreparably harmed and, accordingly, that the Company shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Grantee engages or threatens to engage in any of the Restricted Activities during the Restriction Period or otherwise violates his or her obligations under this Section 9, without the necessity of posting any bond or proving special damages or irreparable injury; and

4.	Neither Section 9.C.2 nor Section 9.C.3 constitute the Company’s exclusive remedy for a breach or threatened breach of the Grantee’s obligations under this Section 9, but shall be in addition to all other remedies available to the Company at law or equity.

D.	By accepting the Performance RSU, the Grantee acknowledges and agrees that (i) the restrictions contained in this Section 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set out in Section 9.A and B, the Performance RSU, and the continued vesting of all or a portion of the Performance RSU upon Retirement as provided for in Section 2; (ii) the Company’s promises and undertakings set out in these Standard Terms and Conditions, and in particular Section 9.B, the Grant Notice, and the Plan, and the Grantee’s position and responsibilities with the Company and his or her promises and undertakings set out in Section 9.A, give rise to the Company’s interest in restricting the Grantee’s post-Retirement activities; (iii) such restrictions are designed to enforce the Grantee’s promises and undertakings set out in Section 9.A and his or her common-law obligations and duties owed to the Company; (iv) the restrictions are reasonable and necessary, are valid and enforceable, and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests; (v) he or she will immediately notify the Company in writing should he or she believe or be advised that the provisions of this Section 9 are not, or likely are not, valid and enforceable; (vi) he or she will not challenge the enforceability of this Section 9; (vii) absent the Grantee’s agreement to this Section 9, the Company would not authorize the Grantee to participate in the Transition Process and engage in other activities that provide access to or create new and additional Confidential Information in an unfettered fashion and would not provide for the continued vesting of the Performance RSU upon Retirement as provided for in Section 2.

E.	The provisions of Section 2 providing for the continued vesting of all or a portion of the Performance RSU upon Retirement and this Section 9 are mutually dependent and not severable, and the Grantee acknowledges and agrees that the Company would not provide for the continued vesting of the Performance RSU upon Retirement as provided for in Section 2 but for the Grantee’s promises set out in and the enforceability of this Section 9. Accordingly, if Section 9 or any part of it is ever declared to be illegal, invalid, or otherwise unenforceable in any respect by a court of competent jurisdiction, then the Grantee agrees that (x) the Performance RSUs held by the Grantee that have not been settled shall immediately be forfeited and canceled (regardless of whether then vested or unvested) and (y) with respect to any Performance RSUs that have been settled, the Grantee shall immediately pay to the Company the fair market value of the Shares associated with the settlement of the Performance RSUs at the time of vesting; provided that if the scope of the restrictions in this Section 9 as to time, geography, or scope of activities are deemed by court of competent jurisdiction to exceed the limitations permitted by applicable law, the Grantee and the Company agree that the restrictions so deemed shall be, and are, automatically reformed to the maximum limitation permitted by such law.

10.	THE PLAN AND OTHER AGREEMENTS

In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan. In the event of a conflict between the terms and conditions of these Standard Terms and Condition and the Plan, the Plan controls.

Subject to the next paragraph, the Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Grantee and the Company regarding the Award, and any prior agreements, commitments or negotiations concerning the Award are superseded.

The Award (including the terms described herein) are subject to the provisions of the Plan and, if the Grantee is outside the U.S., there may be an addendum containing special terms and conditions applicable to grants in the Grantee’s country. The grant of the Performance RSUs to any such Grantee is contingent upon the Grantee executing and returning any such addendum in the manner directed by the Company.

11.	NOT A CONTRACT FOR EMPLOYMENT.

Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Grantee any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Grantee’s employment or other service at any time for any reason.

12.	SEVERABILITY.

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

13.	HEADINGS.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

14.	FURTHER ASSURANCES.

Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of these Standard Terms and Conditions.

15.	BINDING EFFECT.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

16.	ELECTRONIC DELIVERY

By executing the Grant Notice, the Grantee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Grantee pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Performance RSUs via Company web site or other electronic delivery.

17.	SECTION 409A

The Award shall be administered pursuant to the requirements of Section 409A of the Code. For purposes hereof, “separation from service” shall have the meaning specified in Section 409A of the Code and the regulations thereunder. To the extent required by Section 409A of the Code, any payment hereunder to a Grantee is a “specified employee” shall be delayed until six months following such Grantee’s separation from service.

18.	DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:

A.	“Competitor” shall mean any person or entity that carries on business activities in competition with the activities of the Company, including but not limited to (i) suppliers of rotating equipment, services and solutions for applications in the oil, gas, petrochemical and process industries including for oil and gas production; high-pressure gas injection, gas lift and other applications for enhanced oil recovery; natural gas production and processing; gas liquefaction; gas gathering, transmission and storage; hydrogen, wet and coker gas, synthesis gas, carbon dioxide and other applications for the refining, fertilizer and petrochemical markets; (ii) several applications for the armed forces; (iii) applications for general industrial markets such as paper, steel, sugar, and distributed and independent power generation; (iv) competing environmental solutions such as compressed air energy storage, combined heat and power, air separation, bio fuels, and wave or wind energy; or (v) servicing the Company’s installed base of equipment, and the installed base of the Company’s class of equipment of other suppliers through the provision of parts, repairs, overhauls, operation and maintenance, upgrades, revamps, applied technology solutions, coatings, field services, technical support and other extended services. The term “Competitor” specifically includes but is not limited to the centrifugal turbo and reciprocating compressor, steam and gas turbine, rotating machinery, related aftermarket parts and services (including repairs, revamps, re-rates, upgrades, applied technology, overhauls, remanufacturing, installation and start-up) and other competing businesses of (x) GE Oil & Gas/Nuovo Pignone, Siemens (including TurboCare), Solar Turbines, Inc., Rolls-Royce Group plc, Elliott Company, General Electric, Alstom, Mitsubishi Heavy Industries, Hitachi, MAN Turbo, Hickham USA, Sulzer Turbo Services, Wood Group, Burckhardt Compression, Neuman & Esser Group, Ariel Corp., Thomassen Mitsui & Co., Ltd., Ebara, Shin Nippon Machinery Co. Ltd., Caterpillar Inc., Solar, Hoerbiger, or, if those corporate names are not formally correct, the businesses commonly referred to by those names; and (y) the successors to, assigns of, and affiliates of the persons or entities described in clause (x).

B.	“Confidential Information” shall mean, without limitation, all documents or information, in whatever form or medium, or consisting of knowledge or “know-how” whether or not recorded in any medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information (including without limitation compensation, other terms of employment, or performance other than as concerns solely the Grantee); business, marketing and operational projections, plans, and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any unauthorized disclosure or breach of duty by the Grantee.

C.	“Disability” shall have the meaning specified in Section 409A(a)(2)(C) of the Code and the related Treasury Regulations.

D.	“Good Reason” shall mean the Grantee’s resignation from employment from the Company or its successor within sixty (60) days following the occurrence of (i) a material reduction in the Grantee’s base salary; (ii) a material adverse change in the Grantee’s responsibilities; or (iii) a required relocation of the Grantee’s principal place of employment by more than fifty (50) miles from its location as in effect immediately prior to the Change in Control; provided, that the Grantee shall have provided written notice to the Company or its successor of his or her intention to resign for Good Reason and the grounds therefore within thirty (30) days following the occurrence of the event constituting Good Reason, and the Company shall have failed to cure such event within thirty (30) days of receiving such notice.

E.	“Noncompetition Area” shall mean the following geographic areas to the extent the Grantee’s duties and responsibilities for the Company take or took place anywhere in or are or were directed at any part of: (i) any foreign country in which the Company has provided, sold, or installed its services, products, or systems or has definitive plans to provide, sell, or install its services, products, or systems during the Grantee’s employment by the Company; and (ii) any state or territory of the United States of America.

F.	“Restricted Activities” means:

1.	The Grantee, whether on his or her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting, inducing, persuading, or enticing, or assisting another to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for the Company, or any person who at the time of the Grantee’s conduct had been employed by the Company within the previous 12 months, to leave that employment or cease performing those services;

2.	The Grantee, whether on his or her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting, inducing, persuading, or enticing, or assisting another to solicit, induce, persuade, or entice, any person or entity who is then a customer, supplier, or vendor of the Company to cease being a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company; and

3.	The Grantee, whether on his or her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting, inducing, persuading, or enticing, or assisting another to solicit, induce, persuade, or entice, any person or entity who is a potential customer, supplier, or vendor of the Company, or at the time of the Grantee’s conduct was a potential customer, supplier, or vendor of the Company within the previous 12 months, not to become a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company; and

4.	The Grantee’s association directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, financial contributor, or consultant, with any Competitor.

With respect to the post-Retirement Restriction Period, the Restricted Activities in F.2 and F.3 extend only to a customer, supplier, or vendor or prospective customer, supplier, or vendor with respect to whom or whose business the Grantee has or had Confidential Information (including without limitation knowledge of or participation in a bid, proposal, or offer); and the Restricted Activities in F.4 extend only to a (x) the performance by the Grantee, directly or indirectly, of the same or similar activities the Grantee performed for the Company prior to Retirement or such other activities that by their nature are likely to lead to the disclosure of Confidential Information; and (y) that take place anywhere in, or are directed at any part of, the Noncompetition Area. The “Restricted Activities” do not extend to the Grantee’s investment in stock or other securities of a Competitor listed on a national securities exchange or actively traded in the over-the-counter market if he or she and the members of his or her immediate family do not, directly or indirectly, hold more than a total of 5% of all such shares of stock or other securities issued and outstanding.

G.	“Restriction Period” shall mean the period of the Grantee’s employment by the Company and continuing through the date that is three years after the Grantee’s Retirement.

H.	“Retirement” shall mean the Grantee’s voluntary separation from service after the Grantee (i) has attained age sixty-two and completed at least ten years of continuous service with the Company as of the date of separation or (ii) has attained age sixty-five and completed at least five years of continuous service with the Company as of the date of separation, and in either event with the express intent not to engage in any of the Restricted Activities after separation, provided that the Grantee has provided the Committee at least one year’s advance notice of such retirement.

I.	“Serious Misconduct” shall mean the occurrence of any of the following: (i) the material failure or refusal by the Grantee to perform his or her duties to the Company or its successor (including, without limitation, the Grantee’s inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) or to devote substantially all of his or her business time, attention and energies to the performance of his or her duties to the Company or its successor; (ii) any willful, intentional or grossly negligent act by the Grantee having the effect of materially injuring the interest, business or prospects of the Company or its successor or any of their Affiliates; (iii) the material violation or material failure by the Grantee to comply with the Company’s or its successor’s material published rules, regulations or policies, as in effect from time to time; (iv) the Grantee’s conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty; (v) any willful or intentional, misappropriation or embezzlement of the property of the Company or its successor or any of their Affiliates (whether or not a misdemeanor or felony); or (vi) a material breach of Section 9 above by the Grantee; provided, however, that in the event that the Company or its successor determines to terminate the Grantee’s employment pursuant to clauses (i), (iii) or (vi) of this definition of Serious Misconduct, such termination shall only become effective if the Company or its successor shall first give the Grantee written notice of such Serious Misconduct, which notice shall identify in reasonable detail the manner in which the Company or its successor believes Serious Misconduct to exist and indicates the steps required to cure such Serious Misconduct, if curable, and the Grantee shall fail within thirty (30) days of such notice to substantially remedy or correct the same.

EXHIBIT A

MEMBERS OF PEER GROUP

Baker Hughes Incorporated (BHI)

Cameron International (CAM)

Chart Industries Inc. (GTLS)

Dril-Quip, Inc. (DRQ)

Exterran Holdings (EXH)

Flowserve (FLS)

FMC Technologies (FTI)

Halliburton (HAL)

Idex (IDEX)

National Oilwell (NOV)

Oceaneering International (OLL)

Schlumberger (SLB)

Weatherford International (WFT)